Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Names David Zucker as Chief Marketing Officer

BOCA RATON, Fla., August 22, 2011 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced that David Zucker was named Chief Marketing Officer effective immediately.  Mr. Zucker replaces former Chief Marketing Officer Sonya Lambert who is no longer with the Company.  Mr. Zucker, has more than 20 years of e-commerce, marketing, and customer analytical experience, and was most recently Chief Marketing Officer of Gilt Group, Inc., an online lifestyle retailer offering highly coveted products and services.  While at Gilt Groupe, Mr. Zucker was responsible for demand generation with existing customers, generating new members with referral, paid, social and mobile programs, customer forecasting, statistical analysis and primary research.  He was also responsible for brand and creative direction.

“We would like to thank Sonya for her service and dedication to the Company and wish her well in her future endeavors,” stated Jeffrey Horowitz, Chief Executive Officer.  “We are excited to have David join the Vitacost.com team given his significant e-commerce experience and expertise in customer analytics and the use of sophisticated data mining techniques.  We believe he will play a key role in driving our business and better position Vitacost as the largest on-line provider of dietary supplements and health and wellness products in the market today.”

Prior to joining Gilt, Mr. Zucker was the Global Director of Customer Relationship Management and Implementation at Dell Inc. from 2006 to 2009 and was Vice President of CRM at Home Shopping Network (HSN) from 2004 to 2006.  He also served as Assistant Vice President of Marketing, Analytics, and Internet Operations at Martha Stewart Living Omnimedia and held a senior position at Priceline.com.    Mr. Zucker holds a PhD in Applied Economics from the University of Rhode Island, a M.S. in Applied Economics from West Virginia University and a B.S. in Biology from West Virginia University. He has also served as an adjunct professor at the University of South Florida and Rutgers University.

“I am thrilled to be joining the Vitacost.com team given the attractive category dynamics of the health and wellness space and the Company’s dominant market position,” stated Mr. Zucker.  “I am personally passionate about the nutrition space and am looking forward to leveraging my online, consumer marketing experience to lead the Company’s marketing efforts as Vitacost continues to focus on customer acquisition and retention and long-term growth.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, future financial performance, expectations regarding improvements in fulfillment expenses, promotional and product introduction plans, plans to increase brand awareness, sales expectations, international expansion plans, expectations regarding advertising expenditures, customer acquisition strategy and expectations regarding the pace of customer growth, plans to launch new SKUs and  plans to move virtual inventory in-house to accelerate order fulfillment and delivery time, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein.  Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding the Company’s manufacturing and distribution facilities; significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and the Company’s failure to comply with government regulations; the Company’s failure to keep pace with the demands of customers for new products; disruptions in the Company’s manufacturing system, including information technology systems, or losses of manufacturing certifications; or the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2010 and the Company’s Form 10-Q for the quarter ended June 30, 2011.